Exhibit 99.1

FOR IMMEDIATE RELEASE				         August 19, 2004

Kentucky Bancshares Buys Back 4.4% Stake from Large Shareholder

Paris, KY - Kentucky Bancshares, parent holding company for Kentucky Bank, announced today that it has redeemed 122,302 shares of its common stock held by a third-party shareholder. The shares redeemed represent 4.4% of the total shares outstanding before the transaction. The total purchase price for the stock redeemed was approximately $3.4 million, which was paid in cash today.

Had the transaction been completed at the beginning of the Company's current fiscal year, pro-forma earnings per share for the six months ended June 30, 2004, would have been approximately $0.97, which is $0.05 or 5.4% higher than the reported $0.92.

"This transaction re-emphasizes the confidence management and the Board of Directors have in the Company and in our prospects for the future." said Buckner Woodford, the Company's President and Chief Executive Officer.

The redemption of these shares was approved by the Board of Directors outside of its previously initiated stock repurchase plans. Adopted in October 2000 and November 2002, these plans provided for the repurchase of up to an aggregate of 200,000 shares of the Company's common stock. Approximately 115,667 shares remain authorized for possible repurchase under these plans.

Kentucky Bank has offices in Paris, Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana and North Middletown, all small communities that surround Lexington. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.

Contact: Buckner Woodford, President and Chief Executive Officer, or Gregory J. Dawson, Chief Financial Officer (859) 987-1795.